Exhibit 12.1
                                                                       11/20/98


                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                 and the twelve months ended September 30, 1998

                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                          Year ended December 31,                     September 30,
                                                       =============================================================  =============
                                                           1993           1994        1995         1996        1997        1998
                                                       --------------------------Thousands of Dollars------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $1,034,795    $  927,336   $  959,692   $  875,626  $  880,209   $  877,504
      Federal and state income taxes                      266,771       360,380      411,675      383,668     419,230      491,924
      Deferred  income taxes, net                         168,372        34,130       35,367       35,830     (21,874)     (66,280)
      Deferred  investment  tax credits                   (18,274)         (489)       1,127            -           -        7,187
      AFUDC - Debt funds                                    8,294        11,613       12,123       11,452       9,030        7,606
                                                       ----------    ----------   ----------   ----------  ----------   ----------
         Earnings as defined                           $1,459,958    $1,332,970   $1,419,984   $1,306,576  $1,286,595   $1,317,941
                                                       ==========    ==========   ==========   ==========  ==========   ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  345,552    $  308,611   $  257,092   $  210,149  $  196,707   $  184,369
   Interest on interim  obligations                        15,530        17,529       21,463       15,478       7,795       12,075
   Amort of debt disc, premium  and expense, net           14,087        15,776       15,846       14,802      14,191       13,286
   Other interest  charges                                 47,393        23,483       20,400       21,296      57,623       72,591
                                                        ----------    ----------   ----------  ----------   ---------   ----------
         Fixed charges as defined                      $  422,562    $  365,399   $  314,801   $  261,725  $  276,316   $  282,321
                                                        ==========    ==========   ==========  ==========  ==========   ==========



RATIO OF EARNINGS TO FIXED CHARGES                           3.46          3.65         4.51        4.99        4.66         4.67
                                                             ====          ====         ====        ====        ====         ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.